Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 04:40 PM 01/04/2010 FILED 04:26 PM 01/04/2010 SRV 100004852 – 4389379 FILE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RHOMBUS HOLDING CORPORATION

The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1. That Sally A. Ward is the duly elected and acting Assistant Secretary of Rhombus Holding Corporation, a Delaware corporation (the “Corporation”), and the date of filing of Corporation’s original Certificate of Incorporation was July 16, 2007 under the name Rhombus Holding Corporation and that an Amended and Restated Certificate of Incorporation of the Corporation was filed on December 31, 2007, also under the name Rhombus Holding Corporation; and

2. That the Second Amended and Restated Certificate of Incorporation of the Corporation set forth below has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law. Pursuant to Section 228 of the Delaware General Corporation Law, stockholders have unanimously approved this Second Amended and Restated Certificate Incorporation.

3. That the Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:

“FIRST: The name of the corporation is Ryerson Holding Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is ten million (10,000,000), consisting of ten million (10,000,000) shares of common stock, $0.01 par value per share.

FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation (the ‘Bylaws’).

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a) to adopt, repeal, rescind, alter or amend in any respect the Bylaws, and to confer in the Bylaws powers and authorities upon the directors of the Corporation in addition to the powers and authorities expressly conferred upon them by statute;

(b) from time to time to set apart out of any funds or assets of the Corporation available for dividends an amount or amounts to be reserved as working capital or for any other lawful purpose and to abolish any reserve so created and to determine whether any, and, if any, what part, of the surplus of the Corporation or its net profits applicable to dividends shall be declared in dividends and paid to its stockholders, and all rights of the holders of stock of the Corporation in respect of dividends shall be subject to the power of the Board of Directors so to do;

(c) subject to the laws of the State of Delaware, from time to time to sell, lease or otherwise dispose of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

(d) in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board of Directors, to execute all such powers and to do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the express provisions of said laws, of the Certificate of Incorporation of the Corporation and its Bylaws.

SEVENTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws provide. The books of Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

EIGHTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

NINTH: The Corporation is to have perpetual existence.

TENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction for which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or appeal.

ELEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

TWELFTH: Except as otherwise required by law, any stockholder and any affiliate of such stockholder may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Corporation, and may provide advice and other assistance to any investment, business venture or entity, and the Corporation and the stockholders shall have no rights by virtue of this Certificate of Incorporation or otherwise in and to investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any investment or venture, even if competitive with the business of the Corporation, shall not be deemed wrongful or improper. No stockholder nor any affiliate thereof shall be obligated to present any particular investment or business opportunity to the Corporation even if such opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation, and any stockholder or any affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to other any such particular investment opportunity.

THIRTEENTH: The name and mailing address of the incorporator of the Corporation are:

Bellina Chan

Platinum Equity, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210”

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed this 4th day of January, 2010.

Sally A. Ward Assistant Secretary

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